EXHIBIT 99.1

Contact:	Julie Wood
510-262-8757

FOR IMMEDIATE RELEASE

ONYX PHARMACEUTICALS REPORTS

SECOND QUARTER AND SIX MONTH 2004 FINANCIAL RESULTS

RICHMOND, CALIF. (August 9, 2004) — Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) reported a net loss of $13.1 million, or $0.38 per share, for the second quarter ended June 30, 2004 compared with a net loss of $11.4 million, or $0.48 per share, for the same quarter in 2003. The second quarter 2004 results reflect increased clinical development and marketing expenditures for Onyx’s lead product candidate, BAY 43-9006. An orally active small molecule anticancer compound, BAY 43-9006 is being codeveloped with Bayer Pharmaceuticals Corporation.

“The anticipated growth in operating expenses reflects the increased expenditures from our Phase III trial and the initiation of other clinical trials evaluating BAY 43-9006 in a number of different tumor types,” said Hollings C. Renton, Onyx’s president and chief executive officer. “Though we expect some quarter-to-quarter variability, the net loss for 2004 is estimated to be in the range of $50 to $55 million as we continue these clinical trials and incur premarketing expenses.” Renton added, “Our financial performance for the first half of 2004 is consistent with previously provided company guidance and reflects our commitment to expediting the development of BAY 43-9006.”

For the quarters ended June 30, 2004 and 2003, Onyx reported no revenue. Total operating expenses of $13.8 million increased by $2.5 million in the second quarter as compared to the same period in the prior year. This change reflects increased clinical development and marketing expenses for BAY 43-9006.

Research and development costs were $9.8 million in the second quarter of 2004 compared to $6.7 million in the second quarter of 2003, an increase of $3.1 million over the comparable period last year. BAY 43-9006 development expenses increased by $6.2 million while therapeutic virus expenses decreased by $3.1 million due to the termination of the program in 2003. Marketing costs increased to $1.5 million in the second quarter of 2004 compared to $0.2 million in the second quarter of 2003 due to an increase in internal and external resources allocated to BAY 43-9006. General and administrative costs increased to $2.2 million in the second quarter of 2004 compared to $1.6 million in the second quarter of 2003. Restructuring charges related to the 2003 discontinuation of the therapeutic virus program decreased to $0.3 million in the second quarter of 2004 as compared to $2.8 million in the same period in the prior year.

As of June 30, 2004, the company had cash, cash equivalents, and marketable securities of $237.2 million compared to $105.4 million at December 31, 2003. The increase was due to a public offering completed in February 2004 which resulted in net proceeds of $148.3 million to Onyx.

Six-month Results

For the six months ended June 30, 2004, the company reported a net loss of $21.3 million, or $0.63 per share, compared with a net loss of $22.1 million, or $0.95 per share, for the same period in 2003. There were no revenues recorded in the first six months of 2004 and 2003. Operating expenses increased by $0.4 million during the six-month period ended June 30, 2004 as compared to the same period in the prior year.

Onyx’s management will host a teleconference and webcast discussing the company’s second quarter and six-month 2004 financial results. The event will be held today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Interested parties may access the live webcast at: http://audioevent.mshow.com/179451 or by dialing 706-679-4614 and using the passcode 9143944. A replay of the presentation will be available on the Onyx website, or by dialing 706-645-

9291, approximately three hours after the teleconference concludes. The replay will be available through September 9, 2004.

Onyx Pharmaceuticals is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including BAY 43-9006 with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s website at www.onyx-pharm.com.

     This press release contains forward-looking statements regarding expectations about the development of BAY 43-9006 and anticipated 2004 losses. These forward-looking statements involve a number of risks and uncertainties that could cause actual events to differ from the company’s expectations. These risks are addressed in the company’s periodic reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K filed on March 15, 2004 and its Quarterly Reports on Form 10-Q.

(see attached tables)

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ONYX PHARMACEUTICALS, INC.
SUMMARY FINANCIAL INFORMATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Total revenue	$—	$—	$—	$—
Operating expenses:
Research and development	9,844	6,715	16,574	15,752
Marketing	1,471	229	1,760	309
General and administrative	2,229	1,563	3,915	2,865
Restructuring	258	2,759	258	3,201

Total operating expenses	13,802	11,266	22,507	22,127

Loss from operations	(13,802)	(11,266)	(22,507)	(22,127)
Interest income, net	696	135	1,220	308
Other income (expense)	—	(275)	—	(275)

Net loss	$(13,106)	$(11,406)	$(21,287)	$(22,094)

Basic and diluted net loss per share	$(0.38)	$(0.48)	$(0.63)	$(0.95)

Shares used in computing basic and diluted
net loss per share	34,723	23,820	33,639	23,274

CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
	2004	2003
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$237,245	$105,400
Other current assets	4,411	3,045

Total current assets	241,656	108,445
Property and equipment, net	268	285
Other assets	411	408

Total assets	$242,335	$109,138

Liabilities and stockholders’ equity
Current liabilities	$17,237	$15,619
Advance from collaboration partner	20,000	20,000
Stockholders’ equity	205,098	73,519

Total liabilities and stockholders’ equity	$242,335	$109,138

(1)	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

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